Exhibit 99.1
EXCERPT FROM AN INTERVIEW WITH TOM ALBANESE, RIO TINTO

Programme Station Date	: : :	POWERLUNCH CNBC 26/08/08
Important Information
In the United States, Rio Tinto will file a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 following commencement of a tender offer within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 and holders of Ordinary Shares and American Depositary Shares are advised to read it when it becomes available as it will contain important information. Copies of the Schedule 14D-9 and other related documents filed by Rio Tinto will be available free of charge on the SEC’s website at http://www.sec.gov. In addition, documents filed with the SEC by Rio Tinto may be obtained free of charge by contacting Rio Tinto’s media or investor relations departments or on Rio Tinto’s website at www.riotinto.com. Any documents filed by BHP Billiton, including any registration statement on Form F-4 (which will include a preliminary prospectus) and related exchange offer materials as well as any Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.
Forward-Looking Statements
This interview includes forward-looking statements. All statements other than statements of historical facts included in this interview, including, without limitation, those regarding Rio Tinto’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to Rio Tinto’s products, production forecasts and reserve and resource positions), are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Rio Tinto, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Such forward-looking statements are based on numerous assumptions regarding Rio Tinto’s present and future business strategies and the environment in which Rio Tinto will operate in the future. Among the important factors that could cause Rio Tinto’s actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others, levels of actual production during any period, levels of demand and market prices, the ability to produce and transport products profitably, the impact of foreign currency exchange rates on market prices and operating costs, operational problems, political uncertainty and economic conditions in relevant areas of the world, the actions of competitors, activities by governmental authorities such as changes in taxation or regulation and such other risk factors identified in Rio Tinto’s most recent Annual Report on Form 20-F filed with the SEC or Form 6-Ks furnished to the SEC. Forward-looking statements should, therefore, be construed in light of such risk factors and undue reliance should not be placed on forward-looking statements. These forward-looking statements speak only as of the date of this interview. Rio Tinto expressly disclaims any obligation or undertaking (except as required by applicable law, the City Code on Takeovers and Mergers (the “Takeover Code”), the UK Listing Rules, the Disclosure and Transparency Rules of the Financial Services Authority and the Listing Rules of the Australian Securities Exchange) to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Rio Tinto’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

STEVE SEDGWICK:
I know you were in Beijing quite recently. You bumped into Marius Kloppers of BHP. Any talk about the bid between the two of you?
TOM ALBANESE:
I saw Marius at the Olympics in a lunch hosted by the Australian PM. We... we shook hands, we recognised everyone was watching us, a few cordial words and that was it. Nothing about the... about BHP Billiton’s pre-conditional takeover offer.
STEVE SEDGWICK:
Is there anything that BHP Billiton can do to entice you to recommend this bid? Is it about price, or is there nothing you can see that will create better shareholder value?
TOM ALBANESE:
Our entire focus, our mantra, has been about shareholder value. We... we, certainly our board took the BHP Billiton pre-conditional takeover seriously, and it was rejected. It was rejected on the basis of value, and I’m very, very comfortable with that rejection because again what we said we can do is we can deliver growth, we can deliver value, we can deliver profits, we can deliver shareholder value.
STEVE SEDGWICK:
And yet your shares are trading at a lower price than the BHP Billiton bid. Why not take the money and run?
TOM ALBANESE:
We’ve certainly seen during the course of this summer, and a lot of it is, you know... you know, slower trading volumes during everyone on holiday and everything else. But I’d say a, you know, a... a recognition that this pre-conditional process will take some time.

STEVE SEDGWICK:
What about defence? Why not buy some more companies, seeing as there are such cheap valuations in the mining sector at the moment, in order to bolster your defence against BHP?
TOM ALBANESE:
In general right now I’d say, even with some of the softest we’ve seen in the sector, there’s a very strong buying interest for quality assets. To some extent that’s why we’re seeing such strong performance in the... in the disposables [sounds like] we’ve announced so far.
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